Exhibit 99.1

American Eagle Outfitters Announces Additional 30 Million Shares Authorized for Share Repurchase Program

7.10.19

PITTSBURGH -- (BUSINESS WIRE) -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that its Board of Directors authorized an additional 30 million shares for repurchase through February 3, 2024. This brings the shares available for purchase under the company’s publicly announced share repurchase authorizations, as of July 10, 2019, to approximately 37.4 million shares. Year-to-date the company has repurchased approximately 4.3 million shares.

Jay Schottenstein, AEO’s Chairman and Chief Executive Officer commented, “Consistent financial performance has led to strong free cash flow and a substantial cash balance even after making investments in our business to fuel future growth. The increased authorization and continuation of our cash dividend policy underscore our confidence in long-term growth initiatives and AEO’s commitment to delivering shareholder returns.”

The timing and amount of any share repurchases and any other capital actions undertaken by the company will depend on a variety of factors, including the market price of the company's shares, the business plans and financial performance of the company, and general market and economic conditions. The repurchases of common stock may be executed through open market purchases and repurchase plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934. The share repurchase program does not obligate the company to acquire any particular amount of common stock, and it may be suspended or discontinued at any time.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 24 countries. For more information, please visit www.aeo-inc.com.

Contacts

Olivia Messina

412-432-3300

LineMedia@ae.com